Exhibit 4.2

STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of the [             ], 2009.

BETWEEN:

SILVERCORP METALS INC., of Suite 1378 – 200 Granville Street, Vancouver, British Columbia V6C 1S4

(the “Company”)

OF THE FIRST PART

AND:

[                                                             ]

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.

The Company has established a Stock Option Plan, as amended (the “Plan”), which has been approved by the shareholders of the Company.

B.

The Optionee is a director, officer or employee of, or consultant to, the Company or to one of its subsidiaries, an employee of a company providing services to the Company, or to one of its subsidiaries, or a company, all of the voting shares of which are owned by one of the foregoing persons.

C.

The Company wishes to grant the Optionee an option to purchase common shares in the capital of the Company.

D.

The Company’s shares are listed and posted for trading on the Toronto Stock Exchange (the “Exchange”) and the NYSE Amex Exchange.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 given by the Optionee to the Company (the receipt of which is hereby acknowledged by the Company) the parties hereto agree as follows:

1.

Grant - The Company hereby grants to the Optionee an option to purchase a total of [number] common shares in its capital (the “Option”) at a price of CDN$[x.xx] per share.  Subject to the vesting schedule set out in paragraph 2 hereof, the Options are exercisable at any time after the receipt of Exchange approval, and before 5:00 p.m. on [       ] (the “Expiry Time”).

2.

Exercise - In order to exercise the Option, the Optionee shall, before the Expiry Time, give notice to the Company of the Optionee’s intention to exercise the Option in whole or in part, such notice to be accompanied by cash, bank draft, money order or certified cheque, payable to the Company, in the appropriate amount.  Options vest and become exercisable on the following basis: 8.333% on [          ], 2009, and thereafter a further 8.333% every three months for a period of three years.

3.

Termination - If an Optionee shall:

a)

cease to be a director of the Company and any of its Designated Affiliates (and is not or does not continue to be an employee thereof);

b)

cease to be employed by the Company or any of its Designated Affiliates (and is not or does not continue to be a director thereof) for any reason (other than by reason of the death of the Participant) or shall receive notice from the Company or any of its Designated Affiliates of the termination of the Participant’s employment;

c)

cease to be a Consultant or Consultant Company (and is not or does not continue to be an employee or director of the Company or any of its Designated Affiliates); or

d)

cease to be a Management Company Employee;

(collectively, “Termination”) that Optionee shall have such rights to exercise any Option not exercised prior to such Termination within a period of 30 calendar days after the date of Termination.

4.

Termination on Death - In the event of the death of an Optionee who is a director of the Company or any of its Designated Affiliates or who is an employee of or Consultant to the Company or any of its Designated Affiliates, or the death of an individual who is the shareholder of a Participant which is a Consultant Company where that individual has provided services to the Company or any of its Designated Affiliates (through the Participant Consultant Company), the Option theretofore granted to such Participant shall only be exercisable until the earlier of the expiry of the 180 day period next succeeding such death and the Expiry Date, and then only:

a)

by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s or the Participant’s shareholder’s will or the laws of descent and distribution; and

b)

to the extent that the Participant was entitled to exercise the Option at the date of his or her death.

5.

The Option granted is personal to the Optionee and may not be assigned or transferred in whole or in part.

6.

This Agreement and the Option shall in all respects be governed by the provisions of the Company’s Plan, a copy of which is attached to this Agreement as Schedule “A”.  Definitions used in the Plan apply herein.  The Optionee hereby acknowledges that the Optionee has read and accepts the terms and conditions of the Stock Option Plan.

7.

This Agreement and the grant of the Option shall be subject to the approval of all securities regulatory authorities having jurisdiction and, if necessary, to approval by shareholders. Any amendment to this Agreement may be subject to regulatory approval and approval of the shareholders of the Company.

8.

This Agreement shall be construed and enforced in accordance with the laws of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SILVERCORP METALS INC.

Per:

__________________________________

Authorized Signatory

Optionee

__________________________________